Exhibit 10.13


                                  May 26, 1998

CONFIDENTIAL

Mr. Amir Zoufonoun
Glenayre Western Multiplex
1196 Borregas Avenue
Sunnyvale, CA 94089-1302

Dear Amir:

        As you know, Glenayre's current strategic intention is to sell Glenayre Western Multiplex ("Western Multiplex "). We believe that you will play an important role in insuring that Western Multiplex is refocused on an effective growth strategy to position Western Multiplex for its future sale and in supporting Glenayre's efforts to sell Western Multiplex. The purpose of this agreement is to provide incentives to you to assist Glenayre in accomplishing these objectives.

        I . Your Responsibilities. In addition to fulfilling your current job responsibilities, you agree to cooperate fully with Glenayre and its investment bankers, attorneys and accountants in connection with the Sale of Western Multiplex to any prospective Buyer. You acknowledge that the Buyer may be a strategic as well as a financial Buyer, and you agree to cooperate fully with, and support, Glenayre in either case. You agree to meet with prospective Buyers, work with other Western Multiplex employees to insure their continued loyalty to a prospective Buyer and generally use your best efforts to insure that the highest possible sales price is received by Glenayre for the Sale of Western Multiplex. In the event that you are offered an opportunity to receive an equity interest in the Buyer or Western Multiplex as part of the Sale of Western Multiplex, you agree to keep Glenayre advised of your negotiations with the Buyer.

        2. Your Benefits . Contingent upon your full compliance with your responsibilities under Paragraph 1 above, Glenayre agrees to provide the following benefits to you (assuming that you remain an employee of Western Multiplex at the time a Sale of Western Multiplex closes):

                  (1) Promptly after the closing of the Sale of Western Multiplex, you will receive an acquisition bonus based on a percentage of the sales

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price for Western Multiplex (with a minimum bonus of $200,000), as set forth in more detail on Attachment 1.

                  (2) I will recommend to the Plan Administration Committee of the Board of Directors of Glenayre that all of your options for Glenayre common stock be fully vested as of the closing date of the Sale of Western Multiplex and that you be permitted to exercise your options within one year after the closing date.

                  (3) Glenayre will pay to you a lump sum severance benefit equal to 100% of your base salary (as in effect at the closing of the Sale of Western Multiplex ) if a Sale of Western Multiplex occurs and either (i) you are not offered employment by the Buyer or Western Multiplex at a position with substantially the same or greater responsibilities than your current position with Western Multiplex and at substantially the same or greater compensation and other benefits and you do not accept another position with the Buyer or Western Multiplex or (ii) you accept employment with Western Multiplex or the Buyer but your Termination of Employment occurs within one year after the Sale of Western Multiplex.

                  (4) These benefits apply to a Sale of Western Multiplex prior to June 30, 1999. Prior to June 30, 1999, these benefits will be reviewed, although it is currently anticipated that a similar program will be in effect after June 30, 1999.

        3. Confidentiality. You agree that you will keep strictly confidential and will not disclose, directly or indirectly, any document or information (including all proprietary, confidential, or trade secret information of Glenayre or Western Multiplex that you have had in your possession or of which you are or become aware) relating to your employment with Western Multiplex or to the business and operations of Western Multiplex. You further agree that you will not make any statement nor take any action which might adversely reflect upon Glenayre or Western Multiplex, or any of their officers, directors or employees. You also agree that you will keep strictly confidential the terms of this agreement and will not reveal any of such terms to any other employee of Western Multiplex .

        4. Miscellaneous. This agreement supersedes and replaces the letter agreements dated May 11, 1998 and August 22, 1997, and any and all other arrangements, between Glenayre and you in regard to the sale of Western Multiplex. This agreement will not be construed to provide you any right of continued employment by Western Multiplex. The construction, interpretation and validity of this agreement shall be determined in accordance with and governed by the laws of the State of North Carolina. In addition to the terms defined in this agreement, the other capitalized terms in this agreement shall

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have the meanings set forth in Attachment 2 hereto. No provision of this agreement shall be deemed to restrict the absolute right of Glenayre at any time to sell or dispose of Western Multiplex or any part of its business or assets on such terms as Glenayre considers to be in its best interests.

/s/ Eugene C. Pridgen                   /s/ G Smith
Eugene C. Pridgen                       Gary B. Smith
Executive Vice President                President and Chief Executive Officer
Corporate Development

ACCEPTED AND AGREED T0:
/s/ Amir Zoufonoun
Amir Zoufonoun


Date: /s/ 6/3/98

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                                  Attachment 1
                                  ------------

                                Acquisition Bonus
                                -----------------













                  (Bonus Targets not required to be disclosed)
















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                                  ATTACHMENT 2
                                  ------------

                                   DEFINITIONS
                                   -----------

        "Buyer means the acquiror (or any of its subsidiaries) of (i) more than 50% of the common stock of Western Multiplex or (ii) all or substantially all of the business and assets of Western Multiplex.

        "Cause" means (1) dishonesty or fraud on your part which is intended to result in your substantial personal enrichment at the expense of Western Multiplex or the Buyer; (2) a material violation of your responsibilities as an employee of Western Multiplex or the Buyer which is willful and deliberate: or
(3) your conviction (after the exhaustion of all appeals of a felony involving moral turpitude or the entry of a plea of nolo contendere for such a felony; provided, however, that Western Multiplex or the Buyer must first (i) give written notice to you specifying the occurrence of a violation described in clause (2) above and (ii) allow you 30 days from receipt of the written notice to correct the violation.

        "Sale of Western Multiplex" means (i) the sale of more than 50% of Western Multiplex's common stock or (ii) the sale of all or substantially all of the business and assets of Western Multiplex.

        "Disability" means your inability, due to the condition of your physical, mental or emotional health, to regularly and satisfactorily perform your duties or responsibilities as an employee of Western Multiplex or the Buyer for a continuous period in excess of 90 days.

        "Good Reason" means the occurrence of any of the following without your consent: (1) a significant change in the nature or scope of your authority as in effect immediately prior to a Sale of Western Multiplex; (2) an assignment to you of duties which are materially inconsistent with your duties or responsibilities immediately prior to a Sale of Western Multiplex; (3) a reduction in your base salary; or (4) a requirement that the principal location where you are required to perform services change by more than 30 miles; provided, however, that you must first (i) give written notice to Western Multiplex or the Buyer specifying the occurrence of an event described in clause
(1), (2), (3) or (4) above and (ii) allow the Buyer or Western Multiplex 60 days from receipt of the written notice to correct the event.

        "Termination of Employment" means the termination of your employment with Western Multiplex or the Buyer for any reason other than (1) your death,
(2) your Disability, (3) the termination of your employment for Cause or (4) your voluntary termination of employment other than for Good Reason.